UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 5, 2017
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INSEEGO CORP.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	000-31659	81-3377646
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer identification number)
9605 Scranton Road, Suite 300
San Diego, California 92121
(Address of principal executive offices) (Zip Code)
(858) 812-3400
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of a Material Agreement.
On June 5, 2017, Inseego Corp. (the “Company”) terminated the Stock Purchase Agreement, dated as of September 21, 2016, (the “Purchase Agreement”) among the Company and its subsidiary, Novatel Wireless, Inc. (“Novatel Wireless” and collectively, the “Sellers”) on the one hand, and T.C.L. Industries Holdings (H.K.) Limited and Jade Ocean Global Limited on the other hand. The Purchase Agreement had related to the sale of the Company’s subsidiary, Novatel Wireless, which includes the Company’s MiFi branded hotspots and USB modem product lines (the “MiFi Business”). The Purchase Agreement was terminated due to delays and uncertainty in securing approval of the transactions contemplated by the Purchase Agreement from the Committee on Foreign Investment in the United States. As a result of such termination, the Company will retain its ownership interest in Novatel Wireless and the MiFi Business. The Company intends to retain such business and has no plans to sell it to another party.

Item 2.05.	Costs Associated with Exit or Disposal Activities.
On June 6, 2017, the Board of Directors of the Company approved a restructuring initiative that will focus on the Company’s revised corporate strategy, which includes the reorganization of executive level management, a reduction-in-force and the consolidation of certain of its facilities. The restructuring initiative is expected to cost a total of approximately $2.7 million, including approximately $1.2 million in employee severance costs, approximately $0.9 million in facility exit related costs and approximately $0.6 million in other associated costs. The restructuring initiative is expected to have total cash expenditures of approximately $2.2 million and be completed when the Company’s San Diego headquarters lease expires in December 2019.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 6, 2017, Sue Swenson, the Chairman of the Board of Directors and the Chief Executive Officer of the Company, resigned from the Board of Directors and all offices that she held with the Company and its affiliates, effective immediately. Ms. Swenson’s resignation was not the result of any disagreement with respect to the Company’s operations, policies or practices. In connection with her resignation, Ms. Swenson will not receive any severance benefits and any unvested portion of her outstanding equity awards was forfeited.

On June 6, 2017, Dan Mondor, age 61, was appointed as the Company’s President and Chief Executive Officer, effective immediately. Mr. Mondor was also appointed to fill the vacancy on the Company’s Board of Directors left by the resignation of Ms. Swenson. Mr. Mondor became a member of the class of directors whose term of office will expire at the 2019 Annual Meeting of Stockholders.

Prior to joining the Company, from April 2016 to June 2017, Mr. Mondor provided corporate strategy and M&A advisory services to the telecommunications industry through his private consulting firm. From March 2015 to March 2016, he was President and CEO of Spectralink Corporation, a private-equity owned global company that designs and manufactures mobile-workforce telecommunications products, including Android based industrial WiFi devices, for global enterprises. From April 2008 to November 2014, Mr. Mondor was the President and CEO of Concurrent Computer Corporation, a global company that designs and manufactures IP video delivery systems and real-time Linux based software solutions for the global services provider, military, aerospace and financial services industries. From February 2007 to March 2008, he was President of Mitel Networks, Inc., a subsidiary of Mitel Networks Corporation, a global company that designs and manufactures business communications systems and mobile communications technology that serve the enterprise and wireless carrier markets. Prior to that, Mr. Mondor held a number of executive management positions at Nortel Networks, including VP and GM of Enterprise Network Solutions and VP of Global Marketing for Nortel’s $10 billion Optical Internet business. Mr. Mondor holds a Master’s degree in Electrical Engineering from the University of Ottawa and a Bachelor of Science degree in Electrical Engineering from the University of Manitoba.

There are no arrangements or understandings between Mr. Mondor and any other persons pursuant to which he was selected as the Company’s President and Chief Executive Officer and pursuant to which he was elected as a director of the Company. There are also no family relationships between Mr. Mondor and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as the Company’s President and Chief Executive Officer, Mr. Mondor will be paid a cash salary of $450,000 per year. He will also be eligible to participate in the Company’s 2017 Inseego Corporate Bonus Plan with a target bonus equal to 65% of his base salary, subject to attaining predetermined performance goals, and total bonus payout of up to 130% of his base salary, subject to attaining “stretch” performance goals to be established by the Compensation Committee of the Board of Directors. Mr. Mondor will be eligible to participate in certain Company-sponsored benefits, such as health insurance plans, provided he meets the respective plan eligibility requirements. Under the Company’s expense reimbursement policies, he will also be entitled to reimbursement of his reasonable out of pocket costs and expenses incurred on Company business.

Pursuant to the Company’s 2009 Omnibus Incentive Compensation Plan, Mr. Mondor has been granted options to purchase 750,000 shares of the Company’s common stock at an exercise price of $0.94 per share, the closing market price on the date of grant. As long as Mr. Mondor remains employed by the Company, such options will vest 100% on the first anniversary of his employment, June 6, 2018. In the event of a change in control of the Company (as defined in his Change in Control and Severance Agreement, or “CIC Agreement”) prior to June 6, 2018, 100% of the options will vest, provided Mr. Mondor remains employed with the Company through the date of such change in control.

Pursuant to his employment offer letter and his CIC Agreement, in the event Mr. Mondor’s employment with the Company is involuntarily terminated without “cause” (as defined in his CIC Agreement) prior to June 6, 2018 and other than in connection with a change in control of the Company, then as long as Mr. Mondor signs a release of any claims against the Company, he will be entitled to the following severance benefits: (i) cash equal to his base salary, in the form of salary continuance, through June 6, 2018, (ii) a pro rata portion of any management bonus which he would have otherwise been entitled to receive for the portion of the bonus measurement period that he remained employed by the Company, and (iii) accelerated vesting of a pro rata portion of the 750,000 options granted to him, based on the number of full months between his start date and his termination date, divided by 12.

Pursuant to his CIC Agreement, in the event Mr. Mondor’s employment with the Company is involuntarily terminated without “cause” or he voluntarily terminates his employment for “good reason” during a “change in control period” (as defined in his CIC Agreement), then as long as Mr. Mondor signs a release of any claims against the Company, he will be entitled to the following severance benefits: (i) cash equal to his base salary, in the form of salary continuance, for 18 months following his termination date, (ii) a pro rata portion of any management bonus which he would have otherwise been entitled to receive for the portion of the bonus measurement period that he remained employed by the Company, (iii) COBRA benefits paid by the Company for up to 9 months following his termination, and (iv) immediate full vesting of all equity awards granted to him by the Company which remain unvested as of his termination date.

Mr. Mondor is considered an employee director and he will not receive any separate compensation for his service on the Board of Directors of the Company. Mr. Mondor has entered into the Company’s standard form of Indemnification Agreement for Directors and Officers providing for indemnification by the Company in certain circumstances for actions taken in connection with his service to or for the Company.

Copies of Mr. Mondor’s employment offer letter, CIC Agreement and indemnification agreement are attached as exhibits to this Current Report on Form 8-K and are hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits.
The following exhibits are filed with this report:

10.1	Employment Offer Letter between the Company and Dan Mondor, dated June 6, 2017.

10.2	Change in Control and Severance Agreement between the Company and Dan Mondor, dated June 6, 2017.

10.3	Indemnification Agreement between the Company and Dan Mondor, dated June 6, 2017.

99.1	Press Release, dated June 7, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSEEGO CORP.

By:	/s/ Lance Bridges
Lance Bridges
Senior Vice President, General Counsel and Secretary

Date: June 9, 2017